Banchik & Associates
                    Consultants to Emerging Public Companies



November 9, 1998

Mr. Walt Woltosz
Chairman and Chief Executive Officer
SIMULATIONS PLUS, INC.
1220 West Avenue J                            RE: LETTER OF ENGAGEMENT
Lancaster, CA 93534-2902                      Commencement of Investor Relations
                                              ----------------------------------


Dear Mr. Woltosz:

We are preparing to embark upon a program of investor relations activities on behalf of Simulations Plus, Inc. "The Company". By separate cover and documentation previously submitted, entitled "Investor Relations Engagement Proposal", dated November 6, 1998, we have detailed our intended activities. The ultimate objective of such Program is to achieve an efficient market for The Company's securities, thereby contributing to shareholder liquidity.

We propose that the official commencement date of our activities be November 15, 1998, subject to the acceptance of the terms outlined herein and our receipt of the agreed funds. In this relationship, Banchik & Associates agrees to comply fully with all securities regulations, industry guidelines and applicable laws. Additionally, our firm shall maintain the confidentiality of all information of the Company that has not been cleared by the Company for public release.

The Company agrees to indemnify, defend (if requested by Banchik & Associates, and then with counsel reasonably acceptable to Banchik & Associates) and hold Banchik & Associates, including its shareholders, officers and employees, harmless from and against any and all losses, claims, damages, expenses or liabilities which Banchik & Associates may incur as the result of the performance of its obligations and duties under this engagement letter with the exception, however, of any matter arising from the negligent acts of Banchik & Associates.

The Company agrees that it shall be deemed to have cleared all press releases, reports or other information which are prepared by Banchik & Associates but disseminated to the public by the Company. The Company agrees that all information, representations, reports or data furnished by it to Banchik & Associates for its use in connection with the services to be performed by it under the engagement letter shall not include any material misstatement of a material fact, or omit to state any material fact, necessary for the services to be performed by Banchik & Associates to not be misleading under the circumstances under which such services are provided.

To commence with the above mentioned investor relations program, as described in detail in the "Investor Relations Engagement Proposal" dated November 6, 1998, we respectfully request that you accept this engagement by signing below and facilitate the initial payment for our receipt on or before five days prior to the commencement of this engagement. Pursuant to the Budget section in the Proposal, the initial payment shall include the fees ($2,000.00) for the last

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half of the month of November 1998. In addition, the signed letter of engagement should be returned with the stock option/stock appreciation rights grant conforming to that proposed in the Budget section in the Investor Relations Engagement Proposal, dated November 6, 1997. In the event that this grant cannot be issued within the time frame required for the commencement of the engagement, we request that a letter be sent indicating that a conforming grant will be forthcoming within 90 days of the commencement of the engagement.

The Company will be billed on the first of each month thereafter the sum of $4,000.00 for professional fees plus itemized expenses incurred the previous month as described in the Investor Relations Engagement Proposal dated November 6, 1998. These invoices are due within ten (10) days of receipt. Commitments to venders and others outside of Banchik & Associates for the purchase of goods and services related to our carrying out the subject activities will first be approved by The Company.

Either party may terminate this engagement by providing one month's written notice to the other and delivering same by registered mail.

Should the terms outlined herein meet with your approval, please sign and enter the date as provided below. Retain a copy for your files and send an original and a check in the amount of $2,000.00.

On behalf of my associates and myself, I wish to thank you for your confidence in us and for retaining our firm. We look forward to working with you now and in the future toward mutually beneficial goals.



Respectfully submitted,
Banchik & Associates

/s/ Doris Banchik
--------------------------
Doris Banchik
Principal



Accepted for
SIMULATIONS PLUS, INC.


/s/ Walter Woltosz
--------------------------
Walt Woltosz                                       Date
Chairman and Chief Executive Officer

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                              Banchik & Associates
                    Consultants to Emerging Public Companies
                         686 Alamo Pintado Road, Suite B
                            Solvang, California 93463



Telephone: (805) 688-2340                                    Fax: (805) 688-4090
--------------------------------------------------------------------------------



November 6, 1998

Mr. Ron Creeley, Vice President
Simulations Plus, Inc.
1220 West Avenue J
Lancaster, CA 93534                   RE: INVESTOR RELATIONS ENGAGEMENT PROPOSAL


Dear Ron:

It was truly a great pleasure to meet with you and Walt on Tuesday. You have a compelling story with real promise and I would be delighted to work with you in creating an efficient market for your securities.

As discussed in our meeting, I genuinely believe that your story and investment appeal is buried in your current investor relations materials and as such is creating no value for you. In addition, I think that the Company would benefit from casting the pharmaceutical software business as a biotech play of sorts and definitely the lead dog among your businesses. In this way the Company's near-term valuation will not be subject to the "sale" of software, which at $20,000 per sale, is not the kind of event about which the Street would get excited. As a biotech type story, the focus is on the size of the potential market and your unique advantage in capturing that market; your sales then become a proxy for your credibility among the large pharmaceutical houses. That, in any event, is my recommendation. Certainly if you make a profit, the investors will be pleased, but as with any groundbreaking product, you might be better off tying your valuation to longer-term promise.

Another reason for taking the "biotech" route is that the market for aggressive growth securities under $5.00 is very limited. I have noticed that the small caps are coming back into favor, but slowly and with caution. As a biotech type play, your market cap and revenue become less important than your cash flow, which for Simulations Plus, would be a positive. I would be less enthusiastic about your near term prospects as an aggressive growth story.

I understand that your current objective is to increase liquidity in the Company's stock in an effort to improve the Company's access to reasonably priced capital. It is with this objective in mind that I submit my proposal for investor relations consulting services. As requested, I have prepared a detailed three-month plan and an associated budget. The budget assumes that the day to day investor relations work will continue to be handled by the Company's support staff. You have also requested that I submit a budget based on your staffing an investor relations position as well. I have offered you some guidance in that regard, but could not be specific without knowing the qualifications of the individual.

The investor relations effort that I am recommending should begin with a very thorough analysis of the business and the path to building shareholder value. As discussed, we need to identify that which is being exploited by the Company in building value. This exercise should conclude with a concise and compelling investment thesis, a set of reasonable expectations, and an internal earnings model. This work would then be used to create certain investor communications tools, including a professional corporate profile, two levels of presentation and, a compelling investor package. The investment thesis then becomes the guide for all communications between the Company and the Street, including press releases, letters to shareholders, annual reports and oral communications.

A second set of tasks to be accomplished in the preliminary phase focuses on determining the perceptions of the current investors. This is accomplished by telephone inter-view and generally provides important information for future communications. Existing investors are often a very good source of new buying.

With the foundation tasks completed, the investor relations' work would focus on getting the story out to the right audience. I would begin with a mailing to a target list of investors in early stage pharmaceuticals and biotech companies. The preliminary list would include at least I 00 names. The mailing would be followed up by telephone contacts. At that point, much of the work would involve setting up meetings with the investment community, including brokers, small institutions and analysts.

On an ongoing basis, I am recommending that your investor relations program include the drafting or refining of all standard investor relations materials, which are always subject to management approval. This would include, but not be limited to all press releases, letters to shareholders, sections of the annual reports, the MD&A of 10Q's and 10K'S. In addition, we would handle phone calls from professional investors.

Lastly, I will advise you on matters ranging from business strategy to corporate finance. In my experience, this function often proves to be the most valuable and separates the real investor relations professionals from the rest of the pack.

In the pages that follow, I have defined the scope of services that I would provide as your consultant. You will find a section describing my experience and a budget for your program towards the end of this document. Please know that I would be privileged to be your consultant and have great confidence in our ability to do great work together. Thank you for your consideration.

A WORD ABOUT BANCHIK & ASSOCIATES

Banchik & Associates works in a distinctive, exclusive partnership with its clients. This model allows us to customize our activities to the specific needs of clients at any point in time. Quite often we assume a counseling role, particularly when it comes to raising capital, dealing with untoward events and considering strategic options. Our practice is intentionally limited to a small number of very promising clients. In this way, we can work intensively with companies that can truly benefit from our involvement. This strategy has helped build our excellent reputation for client service and for bringing credible investments to the professional investment community.

Our experience in sell-side equity research and investment banking sets us apart from most other investor relations firms and has proven invaluable to emerging public companies. We understand how the professional investor and financial analyst make decisions, and we use this wisdom effectively in our client work. We have both the database and critical personal relationships within the investment community to provide our clients with an effective and efficient investor relations program.

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SCOPE OF SERVICES


The specific responsibilities and deliverables associated with this proposal include:

         I. SETTING THE FOUNDATION (WEEKS ONE THROUGH SIX).

            * Develop the investment thesis through an analysis of the business, industry and peer group - week one.

            * Develop or modify management presentations for specific segments of the investment community, including brokers, analysts and institutional investors competed by week six.

            * Produce a comprehensive corporate profile including Simulations Plus' investment thesis, business description, strategy, progress and milestone trajectory or 12 month expectations - completed draft by week four.

            * Create/expand/edit target mail and fax lists of current and prospective investors, investment advisors, financial analysts and financial news editors, by reviewing and analyzing the Company's existing lists and adding appropriate names from our data base and peer group investors completed by week three.

            * Audit ACT profile for investor relations purposes - completed by week four.

            * Prepare a compelling set of sample investor packages - completed by week six.

            * Conduct a perception study of current investors (est. 10-15 in sample) completed by week three.

         II. EARLY PHASE STREET WORK (WEEKS SEVEN THROUGH TWELVE).

            *     Conduct target mailing (at least 100 names) - week seven

            *     Follow-up telephone contact - weeks seven through nine

            * Investor meetings - estimate six, based on response to mailings and managements availability

         III. ONGOING ACTIVITIES. THESE ACTIVITIES ARE PERFORMED THROUGHOUT THE ENGAGEMENT.

            * Scheduling roadshows and meetings for the Company's management with appropriate investors and investor groups - average three per month.

            * When appropriate, establishing and producing regular investor conference calls;

            * Providing market intelligence and market research to effect the positioning of the company;

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            *     Preparing the Company's financial press releases, quarterly reports to shareholders, sections of the annual reports, sections of the SEC filing documents and other marketing materials;

            *     Updating investor information packages;

            * Providing advice, counsel and support to management with regard to business strategy, financings, event presentation and related investor relations matters.


         IV.  BUILDING THE INTERNAL INVESTOR RELATIONS' CAPABILITY

         These activities are performed in the interest of ultimately bringing the investor relations program in-house. The decision to do this varies with each client, but it is the intention of Banchik & Associates to support its clients in this effort from the beginning of the engagement.

            * Providing detailed descriptions of the technology and procedures behind our investor relations' practice to the senior investor relations officer;

            * Drafting detailed procedures for each and every investor relations' function;

            * Educating the in-house personnel about the capital markets and regulations;

            *     Training the personnel to perform the required activities.

ACTIVITY AND PRODUCT DETAILS

1. Investment thesis:
---------------------
This is developed as the core component of investor communications. Effectively, it is a well-developed argument for investing in the Company's securities. The investment thesis describes I the inefficiencies being exploited by the Company, relevant market forces and near-term business strategies. The investment thesis should be written within the first month of the engagement.

2. Corporate profile:
---------------------
The corporate profile is a very important written product for potential investors. It includes the investment thesis and appeals, a description of the Company's business, strategy and market, a twelve-month business plan and financial highlights. The corporate profile should be written within the six weeks of the engagement and updated quarterly thereafter.

3. Investor meetings and road shows:
------------------------------------
These meetings and days of meetings are designed to maximize the use of both management's time and expense. The contacts for these meetings have been researched and appear to be appropriate candidates for investment in the Company. Unless specifically directed otherwise, these meetings are conducted on a one-to-one basis or on an in-house brokerage basis. The meetings are often scheduled to coincide with management's travel plans.

4. Targeted Mailings with Follow-up Telephone Contact:
------------------------------------------------------
These mailings generally consist of the corporate profiles, but might include the Annual Report, selected press releases and 10Qs and media coverage. The target lists are carefully researched to include appropriate investment professionals and the media. Preliminarily, we recommend one targeted mailing every four months. As an adjunct, we might offer high volume producers the opportunity to follow-up with targeted small institutions.

5. Market Intelligence Reports:
-------------------------------
Market intelligence reports focus on a predefined peer group and include a summary and analysis of news, trading volumes, market makers, institutional holders and valuations. The reports conclude with specific recommendations drawn from an analysis of these data. Preliminarily, we recommend one report per six-month period.

6. Perception Study:
--------------------
A perception study generally provides important information about the investor's perceptions of the current and projected value of the Company, management's effectiveness and the quality of both the business and investor relations program strategy. Additionally, these studies can provide explanations for changes in trading activity and the need for shifts in the investor relations' program. The study is conducted through in-depth interviews with selected investors and analysts and might include individual interviews with the company's management. We recommend that this study be conducted twice a year.

7. Preparation of Recurring Written Investor Communications Materials:
----------------------------------------------------------------------
This includes all of the recurring written investor communications materials, including, but not limited to: press releases, quarterly reports to shareholders, corporate profiles (updated one time per quarter) and selected sections of the annual report, 10Q's and 10Ks.

8. Management of the Mail, Fax and, if appropriate, Conference Call Lists:
--------------------------------------------------------------------------
This process begins with updating the existing mail, fax and conference call lists. The lists will be expanded to include peer group holders, new contacts, potential analysts and relevant media. The lists will be maintained at the Company, with input from our offices.

9. General Investor Contact:
----------------------------
We are prepared to handle investor calls with referral to management as needed. A monthly list of contacts will be forwarded to management. In addition, we propose to develop a list of key investors, who should be contacted proactively by either our office or the client.

10. Counseling:
---------------
This is often a vital function of our program. The range of issues is quite broad, but might include such things as the management of earnings estimates, crisis management, business strategy and capital structure. The latter is an issue that arises in the course of most engagements, and often involves the recruitment of appropriate investment bankers.

BUDGET

         In the program described above, we have tried to respond to your specific needs and have endeavored to provide a realistic set of activities that take into account the status of the Company, its current investors and the market.

         The budget for the proposed program would be $4,000 per month, plus a stock options or stock appreciation rights program. The proposed options or stock appreciation rights would be granted and vest as: initial grant of 40,000

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options/stock appreciation rights, priced at market on the first day of the engagement; vesting at a rate of 5,000 per quarter at the beginning of the period. The options/stock appreciation rights should have an exercise period of five years. Banchik & Associates would be entitled to the vesting of the entire grant upon a 50% or greater change in client ownership during the course of the engagement.

         The budget as described above could be modified in the event that you provide more of the proposed services in-house. While the precise reduction would be based on the individual's qualifications and responsibilities, the lowest end of the range for our services would be $3,000 per month, with a 50 percent reduction in the grant of options or stock appreciation rights.

         In addition to our basic fees, you will be charged monthly for direct expenses incurred in the delivery of your program. These expenses will be billed at cost with no processing charges added. The expenses include, but are not limited to, mail, fax, telephone, wire services, data retrieval, conference calls and other dedicated out-of-pocket expenses. The most significant expenses are generally travel related for scheduled out-of-town meetings. Any unusual expenses are subject to management's approval. Generally our clients find that monthly expenses, short of travel or other big ticket items, run approximately $150.00 per month.

         Our procedure is to bill on the first of the month, with accumulated direct expenses for the previous month. In exchange for our unusual policy of not adding a processing fee, we ask that the invoice be paid within 10 days of receipt.

         This engagement is cancelable by either party with 30 days written notice.

         Upon the signing of the Letter of Engagement, Banchik & Associates asks for the first month's fee and a letter indicating the expected date by which the grant will be delivered.

BANCHIK & ASSOCIATES' QUALIFICATIONS

         Banchik & Associates provides comprehensive investor relations consultation to emerging public companies. Doris Banchik, the firm's principal, has extensive experience in investment banking, public company management and investor relations, all of which is brought to bear in a customized approach to a limited number of exclusive clients.

         Ms. Banchik's investment banking experience includes senior equity analyst positions at Hainbrecht & Quist (San Francisco), LH Friend, Weinress & Frankson (Los Angeles) and Dabney, Resnick & Wagner (Beverly Hills). During her tenure in investment banking, Ms. Banchik analyzed hundreds of companies and served portfolio managers and buyside analysts at most of the major institutional houses in the United States. Ms. Banchik's investment banking experience is balanced by real world management experience in two publicly held companies. She served as director of finance and planning for the $50 million psychiatric services subsidiary of American Medical International (formerly NYSE:AMI) and as vice president of clinical services at Abbey Healthcare Group (formerly NASDAQ:ABBY).

         Ms. Banchik has been an investor relations consultant to emerging public companies since 1995. She counts among her clients National Tech Team (NASDAQ: TEAM); THQ, Inc. (NASDAQ; THQI); Research Engineers, Inc. (NASDAQ:
RENG); Response Oncology, Inc. (NASDAQ: ROIX); Unique Mobility (AMX:UQM); Image Entertainment (NASDAQ: DISK); Cellegy Pharmaceuticals (NASDAQ: CLGY); Factual

Data Corp. (NASDAQ: FDCC) and Sound Source Interactive (NASDAQ: SSII) Her practice is characterized and distinguished by her exclusive management of her clients' requirements. Ms. Banchik's practice is limited to five clients at any point in time.

         Ms. Banchik holds a BSN with Honors from Northeastern University, an MSN from Yale University and an MBA from the Harvard Business School.



REFERENCES
Banchik & Associates has worked with many individuals over the years. Here is an abbreviated list of contacts representing current and former clients and individuals with whom we have regular contact.

RESPONSE ONCOLOGY, INC.
Memphis, TN.
(901) 761-7000
JOE CLARK, PRESIDENT & CEO
MARY CLEMENTS, CHIEF FINANCIAL OFFICER

RESEARCH ENGINEERS, INC.
Yorba Linda, CA
(714) 974-2500
DR. JYOTI CHATTERJEE, EXECUTIVE VICE PRESIDENT AND COO [FIRST NAME PRONOUNCED JOTI] WAYNE BLAIR, CHIEF FINANCIAL OFFICER

UNIQUE MOBILITY, INC.
Golden, CO
(303) 278-2002
DONALD FRENCH, CHIEF FINANCIAL OFFICER
JOHN GOULD, DIRECTOR OF INVESTOR RELATIONS
RAY GEDDES, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

AERO ELECTRIC CONNECTOR, INC.
Torrance, CA
(310) 618-3737
BRIAN PAUL, CHIEF FINANCIAL OFFICER

THQ, INC.
Calabasas, CA.
(818) 591-1310
BRIAN FARRELL, CHIEF EXECUTIVE OFFICER
DEBRA LAKE

NATIONAL TECHTEAM, INC.
Dearbom, MI
(313) 277-2277
LARRY MILLS, CHIEF FINANCIAL OFFICER

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FACTUAL DATA CORP.
Loveland, CO
(800) 929-3400 x 214
ROBB COPP, DIRECTOR OF MARKETING

WEDBUSH MORGAN SECURITIES
Los Angeles, CA
(800) 628-4524
TIMARY KOLLER, VP/BROKER/MONEY MANAGER

VAN KASPER & CO
Newport Beach, CA
(800) 718-4519
W. GORDON MCBEAN, VP INSTITUTIONAL SALES/BROKER

CRUTTENDEN ROTH
Newport Beach, CA
(714) 440-3320
SHELLY SINGHAL, INVESTMENT BANKER




It is certainly my pleasure to forward this proposal to you and look forward to your response.



Very truly yours,



Doris Banchik
Principal